EXHIBIT 10.1
Date: 01/31/2022

To: Gianluca Romano, GID 716905

From: Dave Mosley

Subject: Retention Compensation Package

Seagate is pleased to offer you, per the terms of this letter (the “Agreement”), the following changes to your compensation at Seagate effective January 31, 2022 (“Effective Date”).

•Your annualized base salary will be $715,000, subject to local payroll practices and applicable taxes and withholdings.

•Your Executive Performance Bonus (EPB) target will remain at 100% of your annual base salary.

•You have been recommended for a one-time retention equity award in the form of Restricted Share Units (“RSUs”) and Performance Share Units (“PSUs”) with a combined estimated value of $10,000,000 (“equity award value”), subject to the terms of the 2022 EIP (as defined below) and the terms of this Agreement. The following table provides an itemized summary of the one-time retention equity award:

Mix	Vehicle	Estimated Grant Amount	Vesting Period
80.0%	RSU	$2,000,000	1-yr vest from date of grant
		$6,000,000	Annual vesting over 4-yr period from date of grant
20.0%	PSU	$2,000,000	Based on performance over 3-yr period from date of grant
100.0%	Total	$10,000,000

Awards are generally granted on or around the 20th of the month following the Effective Date pending approval by the Compensation Committee, or its duly appointed representative.

     Restricted Share Units (RSUs)
The number of RSUs to be awarded is equal to 80% of the estimated equity award value, divided by the average daily closing price of Seagate’s shares as quoted on Yahoo! Finance for the calendar month prior to the date of grant, rounded up to the nearest multiple of 5 shares.

Vesting Schedule:
Tranche 1: ($2,000,000) – Shares subject to the RSUs will vest one year from the anniversary of the date of grant.

Tranche 2: ($6,000,000) – One-fourth (25%) of the shares subject to the RSUs will vest each year on the first four anniversaries from the date of grant.

Performance Share Units (PSUs)
The number of PSUs to be awarded is equal to 20% of the estimated equity award value, divided by the average daily closing price of Seagate’s shares as quoted on Yahoo! Finance for the calendar month prior to the date of grant, rounded up to the nearest multiple of 5 shares. The number of PSUs eligible for vesting pursuant to performance goal is set forth in the table below.

The following outlines the share price performance goal for the PSUs:

If for any trailing 30-day period within the three-year performance period the share price achievement is met, the number of PSUs eligible for vesting shall be calculated as the number of PSUs granted multiplied by the modifier percentage, provided that in no event will the number of PSUs vesting exceed 200%.

PSU Grant
Share Price	Modifier*
$120.00	50%
$140.00	100%
$160.00	200%
* with interpolation between points

Vesting Schedule: Shares subject to the PSU will vest on the date that is the later of (i) the three year anniversary of the date of grant and (ii) the written certification of the level of achievement, if any, of the performance goal by the Compensation Committee.

Vesting of the RSU or PSU awards assumes and is contingent upon your continued employment with Seagate (or an affiliate of Seagate) on each relevant vesting date. The actual value of the shares you receive upon grant and/or vesting of the RSUs or PSUs may be less than, or more than, the estimated equity award value stated above. The future value of the shares underlying the awards is unknown and cannot be predicted with certainty.

An email will be sent to you within a reasonable period of time following the grant date providing you with instructions on how to access and accept your award agreements. The award of RSUs and PSUs are subject to the terms and conditions of the Seagate Technology Holdings plc 2022 Equity Incentive Plan (the “2022 EIP”) and your execution of the related individual award agreements. If there are any inconsistencies between this letter and your equity award agreements, the terms of the relevant equity award agreement will govern and be binding on both you and Seagate.

You will remain eligible to participate in Seagate’s Deferred Compensation Plan in accordance with the terms of that plan. The Deferred Compensation Plan will allow you to set aside a percentage of your base salary and eligible bonus amounts on a pre-tax basis, beginning at the next enrollment period. This program is in addition to any 401(k) contributions you may make during the year.

You should be aware that, as per established Company policy, your employment with Seagate will remain “at-will” and terminable by yourself or Seagate at any time, with or without notice or cause. Nothing contained herein should be construed as constituting a promise, either expressed or implied, as to continuation of employment for any specific period of time. No prior promises, representations or understanding relative to any terms and conditions of this Agreement are to be considered as part of the Agreement unless expressed in writing herein.

This Agreement is being offered because of your unique knowledge and skills that are critical to the future success of Seagate. We require that you maintain the confidentiality of this Agreement and not share its content with anyone except your spouse or significant other and, as necessary, your financial advisor, accountant, or attorney, until such time as this Agreement or the terms thereof are publicly filed with the U.S. Securities and Exchange Commission.

If you accept the terms of this Agreement as set forth herein, please sign this original agreement in the space provided below and return the signed version to me.

/s/ Dr. William D. Mosley	2/3/2022
Dave Mosley	Date
CEO

ACCEPTANCE:

I accept Seagate’s offer of the Retention Agreement on the terms set forth above.

/s/ Gianluca Romano	2/3/2022
Gianluca Romano	Date
EVP & CFO